UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): April 24, 2008

NEAH POWER SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-49962	88-0418806
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22122 20th Ave. SE, Suite 161, Bothell, Washington 98021
(Address of principal executive offices) (Zip Code)

(425) 424-3324
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 24, 2008, we entered into a Stock Purchase Amendment with Summit Trading Limited, one of our largest stockholders, pursuant to which it purchased 10 million shares of our common stock at a price of $.01 per share, with full anti-dilution protection for six months.

The shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as transactions not involving a public offering. A copy of the agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Unless otherwise required by law, we disclaim any obligation to release publicly any updates or changes in our expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.

Item 3.02 Unregistered Sales of Equity Securities.

On April 24, 2008, we agreed to issue 10,000,000 shares of our common stock, pursuant to the Stock Purchase Amendment with Summit Trading Limited, which is more particularly described in Item 1.01.

The purchasers represented its intention to acquire the securities for its own account for investment purposes and not with a view to the distribution thereof other than in accordance with applicable law. Appropriate legends will be affixed to the stock certificates issued in the transaction. The purchaser either received or had access to adequate information concerning the investment. The agreement provides for standard piggyback registration rights.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

No.	Description
10.1	Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEAH POWER SYSTEMS, INC.

Date: April 25, 2008	By:	/s/ DR. GERARD C. D’COUTO
Dr. Gerard C. D’Couto
President & Chief Executive Officer